Exhibit 99.2

FIRST FINANCIAL HOLDINGS, INC.
34 Broad Street * Charleston, S.C. 29401
843-529-5933 * FAX: 843-529-5929

NEWS	NEWS	NEWS	NEWS
Contact:	Dorothy B. Wright
Vice President and
Corporate Secretary
(843) 529-5931

FIRST FINANCIAL HOLDINGS, INC. ANNOUNCES
STOCK REPURCHASE PROGRAM

Charleston, South Carolina (January 29, 2007) -- First Financial Holdings, Inc. (NASDAQ GSM: FFCH) today announced that the Board of Directors has authorized the Company to commence a stock repurchase program to acquire up to 600,000 shares of the Company's common stock, which represents approximately 5.0% of the outstanding common stock. The repurchase program is expected to end by March 31, 2008. The repurchases generally would be effected through broker-assisted open market purchases. No shares will be repurchased directly from directors, officers or affiliates of the Company.

First Financial is the holding company of First Federal, which operates 52 offices located in the Charleston Metropolitan area, Horry, Georgetown, Florence and Beaufort counties in South Carolina and Brunswick County in coastal North Carolina. The Company also provides insurance, brokerage and trust services through First Southeast Insurance Services, The Kimbrell Insurance Group, First Southeast Investor Services and First Southeast Fiduciary and Trust Services. For additional information about First Financial, please visit our web site at www.firstfinancialholdings.com.